UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): April 10, 2006
VIACELL, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	000-51110 (Commission File Number)	04-3244816 (I.R.S. Employer Identification No.)
245 First Street, Cambridge, Massachusetts 02142
(Address of Principal Executive Offices) (Zip Code)
Registrant’s telephone number, including area code: (617) 914-3400
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.   Entry into a Material Definitive Agreement
          On April 10, 2006, ViaCell, Inc. (the “Company”) issued a press release announcing that James Corbett joined the Company as the President of ViaCell Reproductive Health.
          Pursuant to the terms of Mr. Corbett’s offer letter, Mr. Corbett will receive an initial annual salary of $250,000. The agreement provides for annual salary adjustments in accordance with the Company’s customary review process. In addition, Mr. Corbett will receive a $10,000 sign-on bonus and is eligible to participate in the Company’s Management Bonus Plan at an annual target rate of 35% of his base salary. Subject to approval by the Board of Directors of the Company, Mr. Corbett will also receive a grant of an option to purchase 90,000 shares of the Company’s common stock vesting quarterly over a four-year period at an option price equal to the fair market value of the common stock on the date of grant.
          If the Company terminates Mr. Corbett’s employment without cause (as defined in the agreement), or Mr. Corbett voluntary terminates his employment for good reason (as defined in the agreement), Mr. Corbett is entitled to continue to receive his base salary, medical and dental benefits for a period of 12 months. Upon a change in control of the Company (as defined in the agreement), if Mr. Corbett’s employment is terminated without cause within 12 months of the change in control or Mr. Corbett voluntarily resigns for good reason within such 12-month period, Mr. Corbett is entitled to the following: (i) all unvested options as of that date will become fully vested and exercisable; and (ii) continuation of base salary and medical and dental benefits for a period of 12 months following the date of termination.
Item 9.01   Financial Statements and Exhibits.
     (c) Exhibits.

Exhibit	Description

10.1	Letter agreement between ViaCell, Inc. and James Corbett, dated April 4, 2006

SIGNATURE
          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIACELL, INC.
Date: April 13, 2006	By:	/s/ Anne Marie Cook
		Name:	Anne Marie Cook
		Title:	General Counsel, Senior Vice President, Business and Corporate Development

EXHIBIT LIST

Exhibit	Description

10.1	Letter agreement between ViaCell, Inc. and James Corbett, dated April 4, 2006